Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Dual Directional Market - Linked Notes Linked to the Russell 2000 ® Index Due April 1, 2025 Preliminary Terms Issuer: Guarantor: Underlying index: Pricing date: Valuation date: Maturity date: Payment at maturity: Note return amount: Knock - out return: Knock - out event: O b se r va tion period: CUSIP / ISIN: Citigroup Global Markets Holdings Inc. Citigroup Inc. The Russell 2000 ® Index (ticker symbol: “RTY”) December 27, 2023 March 27, 2025 April 1, 2025 For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive ▪ If a knock - out event occurs: $1,000 î the knock - out return ▪ If a knock - out event does not occur: $1,000 î the absolute value of the index return 5% A knock - out event will occur if the closing level of the underlying index on any scheduled trading day during the observation period is equal to or less than the downside knock - out level or equal to or greater than the upside knock - out level The period from but excluding the pricing date to and including the scheduled valuation date 17291TPU6 / US17291TPU69 Upside knock - out level: Downside knock - out level: Initial index level: Final index level: Index return: Hypothetical Payment at Maturity Table Hyp o the t i c al Index Return Assuming a Knock - out Event Occurs Assuming a Knock - out Event Does Not Occur Hypothetical Payment at Maturity per Note Hypothetical Total Return on Notes at Maturity Hypothetical Payment at Maturity per Note Hypothetical Total Return on Notes at Maturity 10 0 . 0 0% $1,050.00 5.00% N/A N/A 75 . 0 0% $1,050.00 5.00% N/A N/A 50 . 0 0% $1,050.00 5.00% N/A N/A 40 . 0 0% $1,050.00 5.00% N/A N/A 30 . 0 0% $1,050.00 5.00% N/A N/A 20 . 0 0% $1,050.00 5.00% N/A N/A 14 . 7 5% $1,050.00 5.00% N/A N/A 14 . 7 4% $1,050.00 5.00% $1,147.40 14.74% 10 . 0 0% $1,050.00 5.00% $1,100.00 10.00% 5.00% $1,050.00 5.00% $1,050.00 5.00% 2.00% $1,050.00 5.00% $1,020.00 2.00% 1.00% $1,050.00 5.00% $1,010.00 1.00% 0.00% $1,050.00 5.00% $1,000.00 0.00% - 1. 0 0% $1,050.00 5.00% $1,010.00 1.00% - 2. 0 0% $1,050.00 5.00% $1,020.00 2.00% - 5. 0 0% $1,050.00 5.00% $1,050.00 5.00% - 10 . 0 0% $1,050.00 5.00% $1,100.00 10.00% - 14 . 7 4% $1,050.00 5.00% $1,147.40 14.74% - 14 . 7 5% $1,050.00 5.00% N/A N/A - 20 . 0 0% $1,050.00 5.00% N/A N/A - 30 . 0 0% $1,050.00 5.00% N/A N/A - 40 . 0 0% $1,050.00 5.00% N/A N/A - 50 . 0 0% $1,050.00 5.00% N/A N/A - 75 . 0 0% $1,050.00 5.00% N/A N/A - 10 0 . 0 0% $1,050.00 5.00% N/A N/A This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the following hyperlink: P reliminary Pricing Supplement dated December 19, 2023 Key Definitions 114.75% of the initial index level 85.25% of the initial index level The closing level of the underlying index on the pricing date The closing level of the underlying index on the valuation date (i) The final index level minus the initial index level, divided by (ii) the initial index level

Selected Risk Considerations  You may not receive any positive return on your investment in the notes.  Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms.  Your potential to participate in the absolute value of any depreciation of the underlying index may terminate on any scheduled trading day during the observation period.  The probability that a knock - out event will occur will depend in part on the volatility of the underlying index.  Your potential return on the notes is limited and may significantly underperform the underlying index.  Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.  If a knock - out event does not occur, your payment at maturity will depend on the closing level of the underlying index on a single day.  The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.  The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.  Sale of the notes prior to maturity may result in a loss of principal.  The estimated value of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement.  The value of the notes prior to maturity will fluctuate based on many unpredictable factors.  The Russell 2000 ® Index is subject to risks associated with small capitalization stocks.  The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Citi Structured Investments +1 - 212 - 723 - 3136 s tructured.investments@citi.com Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433